EXHIBIT 1

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-l(k) under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (Amendment No. 6), and any amendments thereto, with respect to the voting common stock, par value $0.001 per share, of Guaranty Bancorp and that this agreement be included as an Exhibit to such filing.

The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of August 2, 2011.

/s/ John M. Eggemeyer
John M. Eggemeyer

/s/ William J. Ruh
William J. Ruh

CASTLE CREEK CAPITAL IV LLC

By:	/s/ William J. Ruh
William J. Ruh
Managing Principal

CASTLE CREEK CAPITAL PARTNERS IV, LP

By:	/s/ John M. Eggemeyer
John M. Eggemeyer
Managing Member